Exhibit 10.57
WARNER MUSIC INC.
1633 Broadway
New York, NY 10019

September 1, 2023

Bryan Castellani
Address on file with Company

Dear Bryan:

This letter, when signed by you and countersigned by us (“Company”), shall constitute our agreement (the “Agreement”) with respect to your employment with Company.
1.Position: Executive Vice President and Chief Financial Officer, Warner Music Group Corp. (including any successor or assignee, “WMG Corp.”)
2.Period of Your Employment: Your employment with Company shall commence on October 16, 2023 or such earlier date as you and Company mutually agree (the “Start Date”) and shall not be for a fixed period of time. You or Company may terminate your employment at any time upon nine (9) months’ advance written notice to the other party hereto (except that, regardless of which party hereto provides such notice, Company may waive all or any portion of such notice period, in which case your employment would terminate immediately (or as otherwise specified by Company) and the amounts payable to you would be as set forth in Paragraph 11). If your employment is terminated as a result of your Disability (as defined below) or death, the date of termination of your employment shall be determined by Paragraph 9. In the case of a termination by Company of your employment for Cause (as defined below) or your resignation for Good Reason (as defined below), the notice period for the termination of your employment shall need only comply with Paragraph 10(a) or Paragraph 10(b), respectively.
3.Compensation:
(a)Salary: During your employment hereunder, Company shall pay you a salary at the rate of $1,100,000 per annum.
(b)Annual Discretionary Bonus: With respect to each fiscal year of your employment, commencing with the fiscal year that begins October 1, 2023 and ends September 30, 2024 (i.e., the 2024 fiscal year), Company shall consider granting to you an annual bonus, payable in accordance with Company policy. Your bonus target for each fiscal year, shall be $1,100,000; provided, that the amount of any annual bonus awarded to you may be higher or lower and shall be determined by WMG Corp. in its sole discretion based on factors including the strength of your performance and the performance of WMG Corp.
(c)Equity Award: With respect to each fiscal year of your employment hereunder and so long as the common stock of WMG Corp. is publicly traded, you shall be eligible to receive, in the sole discretion of the Administrator of WMG Corp.’s 2020 Omnibus Incentive Plan (as may be amended from time to time, the “Plan”), one or more “Awards” as defined under, and to be granted to you pursuant to, the Plan. The aggregate annual pre-tax, grant date target value of Awards granted to you in each fiscal year shall be $2,200,000, with the number of shares of WMG Corp.’s Class A common stock covered by such Award(s) determined by reference to the closing share price of WMG Corp.’s Class A Common Stock on a date or dates selected by the Administrator. The actual pre-tax grant date value of Award(s) granted to you in any fiscal year may be lower than the target amount and will be determined by the Administrator in its sole discretion based on factors determined by the Administrator, which

Exhibit 10.57
may include the strength of your performance and the performance of WMG Corp. Any annual Awards that you may be eligible to receive are expected to be granted in the same fiscal quarter as annual Awards are generally granted to other executives of Company and its affiliates (with the first grant expected to be made in January 2024), unless otherwise determined by the Administrator. The terms and conditions of each Award, including vesting requirements, active employment on the grant date and treatment of Awards upon termination of employment, shall be determined in the sole discretion of the Administrator and be subject to the Plan and an individual “Award Agreement” in such form as approved by the Administrator.
(d)One-Time Payment: Company shall pay to you a one-time payment in the amount of $1,100,000, payable concurrently with your first payment of salary hereunder.
(e)Payment of Compensation: Compensation accruing to you during your employment with Company shall be payable in accordance with Company’s regular payroll practices for employees at your level. You shall not be entitled to additional compensation for performing any services for Company’s affiliates.
4.Exclusivity: Your employment with Company shall be full-time and exclusive. During your employment with Company (including any required notice period) you shall not render any services for others, or for your own account, in the field of entertainment or otherwise; provided, however, that (a) you shall not be precluded from personally, and for your own account as a passive investor, investing or trading in real estate, stocks, bonds, securities, commodities or other forms of investment for your own benefit, except that your rights hereafter to invest in any business or enterprise principally devoted to any activity which, at the time of such investment, is competitive to any business or enterprise of Company or the subsidiaries or affiliates thereof, shall be limited to the purchase of not more than two percent (2%) of the issued and outstanding stock or other securities of a corporation listed on a national securities exchange or traded in the over-the-counter market, and (b) to the extent such activities do not materially interfere with the performance of your duties hereunder, you shall not be precluded from participating in or rendering services to charitable organizations, including serving on the board of directors of charitable organizations to the extent they are approved in advance by the board of directors of WMG Corp. (the “Board”). In the event that you have the opportunity to serve on the board of directors of any other corporation (including a public company), you shall notify the Board and the Board shall consider in its sole, good faith discretion whether to allow such service consistent with Company policy. Notwithstanding anything to the contrary, in no event will you be permitted to serve on the board of more than one publicly traded company (other than Company) during your employment with Company.
5.Reporting: You shall at all times report directly to and work under the supervision and direction of the Chief Executive Officer of Warner Music Group (currently, Robert Kyncl). You shall

Exhibit 10.57
perform such duties consistent with your position as you shall reasonably be directed to perform by such senior executive officer.
6.Place of Employment: The greater New York metropolitan area. You shall render services in the offices designated by Company at such location. You also agree to travel on temporary trips to such other place or places as may be required from time to time to perform your duties hereunder.
7.Travel and Entertainment Expenses: Company shall pay for reasonable expenses actually incurred, or reimburse you for reasonable expenses paid, by you during your employment with Company in the performance of your services hereunder in accordance with Company’s policy for employees at your level upon presentation of expense statements or such other supporting information as Company may customarily require. You shall be entitled to travel in accordance with Company’s policies for employees at your level.
8.Benefits: While you are employed hereunder, you shall be entitled to all fringe benefits generally accorded to employees of Company at your level from time to time, including medical health and accident, group insurance, 401(k) and other benefits, provided that you are eligible under the general provisions of any applicable plan or program and Company continues to maintain such plan or program during your employment hereunder. You shall also be entitled to time off (with pay) during each calendar year in accordance with Company’s time off policies for employees generally.
9.Disability/Death: If you become physically or mentally incapacitated from performing your duties hereunder, and such incapacity continues for a period of six (6) consecutive months or more or for shorter periods aggregating six (6) months or more in any twelve (12)-month period, Company shall have the right (before the termination of such incapacity), at its option, to terminate your employment with no consequence, except if such termination would be prohibited by law, and to pay to you the Basic Termination Payments (as defined below). In the event of your death, your employment with Company shall automatically terminate as of such date and Company shall pay to your estate the Basic Termination Payments.
10.Termination by Company for Cause; Termination by You for Good Reason:
(a)Termination by Company for Cause: The following acts shall constitute “Cause” hereunder: (i) any willful or intentional act or omission having the effect, which effect is reasonably foreseeable, of injuring, to an extent that is not de minimis, the reputation, business, business relationships or employment relationships of Company or its affiliates; (ii) conviction of, or plea of nolo contendere to, a misdemeanor involving theft, fraud, forgery, embezzlement or the sale or possession of illicit substances or a felony, unless prohibited by applicable law; (iii) breach of any material representation, warranty or covenant contained in this Agreement; (iv) a material violation of Company’s or WMG Corp.’s policies, including those described in Paragraph 17(b), as determined by Company in good faith; and (v) repeated or continuous failure, neglect or refusal to perform your material duties hereunder. Written notice of termination for Cause given to you by Company shall specify the reason(s) for such termination. In the case where a cause for termination described in clause (iii), (iv) or (v) above is susceptible of cure (as determined by Company), and such notice of termination is the first notice of termination given to you for such reason, if you fail to cure such Cause for termination to the reasonable satisfaction of Company within ten (10) business days after the date of such notice, termination shall be effective upon the expiration of such ten (10) business days, and if you cure such Cause within such ten (10) business days, such notice of termination shall be ineffective. In all other cases of termination for Cause, notice of termination shall be effective on the date thereof. In the event of the termination of your employment pursuant to this Paragraph 10(a), this Agreement shall automatically terminate except that Company shall pay to you the Basic Termination Payments.

Exhibit 10.57
(b)Termination by You for Good Reason:
(i)    For purposes of this Paragraph 10(b), Company shall be in breach of its obligations to you hereunder if there shall have occurred any of the following events (each such event being referred to as a “Good Reason”): (A) a material reduction in your title shall have been put into effect; (B) Company fails to pay to you any monies due hereunder in accordance with applicable law, or the first equity Award has not been granted to you by January 31, 2024 as set forth in Paragraph 3(c); (C) Company requires you to relocate your primary residence outside the greater New York metropolitan area in order to perform your duties to Company hereunder; (D) you shall have been required to report to anyone other than as provided in Paragraph 5; or (E) Company assigns its rights and obligations under this Agreement in contravention of the provisions of Paragraph 17(e).
(ii)    You may exercise your right to terminate your employment and this Agreement for Good Reason pursuant to this Paragraph 10(b) by notice given to Company in writing specifying the Good Reason for termination within sixty (60) days after the occurrence of any such event constituting Good Reason, otherwise your right to terminate your employment and this Agreement by reason of the occurrence of such event shall expire and shall be deemed to have permanently lapsed. Any such termination in compliance with the provisions of this Paragraph 10(b) shall be effective thirty (30) days after the date of your written notice of termination, except that if Company shall cure such specified Good Reason within such thirty (30) days, you shall not be entitled to terminate your employment and this Agreement by reason of such specified Good Reason and the notice of termination given by you shall be null and void and of no effect whatsoever.
11.Consequences of Termination of Employment:
(a)In the event of a Special Termination (as defined below), your sole remedy shall be that, Company shall pay to you the Basic Termination Payments, and, subject to your execution of a Release (as defined below), Company shall also pay to you (i) the Severance (as defined below); and (ii) a pro rata portion of the annual bonus described in Paragraph 3(b), if any, that would have been payable to you based on actual performance during the fiscal year of your termination of employment, prorated based on the length of your employment with Company during such fiscal year (the “Pro Rata Bonus”), payable at such time as annual bonus payments are made to other senior executives of Company in respect of such fiscal year; and (iii) you shall be eligible for the COBRA Subsidy (as defined below). In the event you do not deliver a Release in connection with a Special Termination, Company shall only be obligated to pay to you the Basic Termination Payments.
(b)The “Basic Termination Payments” shall mean any accrued but unpaid salary, any unreimbursed expenses pursuant to Paragraph 7, plus any accrued and vested but unpaid benefits in accordance with Paragraph 8, in each case to the date on which your employment terminates (the “Separation Date”). Basic Termination Payments shall be paid to you in accordance with Company policy or in accordance with the terms of the applicable plan.
(c)A “Release” shall mean a mutual, irrevocable release agreement in Company’s standard form, which you and your personal attorney shall have a right to review and return during the time period set forth therein and which shall include (i) a release by you of Company from claims which you may have relating to your employment with Company and the termination of such employment and (ii) a release by Company of you from claims which Company may have relating to your employment with Company and the termination of such employment.

Exhibit 10.57
(d)A “Special Termination” shall have occurred in the event that (i) Company terminates your employment hereunder other than pursuant to Paragraph 9 or 10(a); or (ii) you terminate your employment pursuant to Paragraph 10(b).
(e)“Severance” shall mean an amount equal to the per annum salary rate as in effect hereunder on the Separation Date, which shall be paid in the form of salary continuation over a period of fifty-two (52) weeks, in accordance with Company’s regular payroll practices as in effect from time to time. Severance payments shall commence in the next possible pay cycle following the later of the Separation Date and the date your Release is effective and nonrevocable; provided if your Release consideration period (together with the revocation period, if any) spans two calendar years, then Severance payments shall not commence until the second calendar year even if your Release is fully executed and irrevocable in the earlier year.
(f)During the period commencing immediately following the Separation Date and through the last day of the calendar month in which the Separation Date occurs (such period, the “Benefits Period”), Company shall continue to provide you and your eligible family members with medical health insurance coverage, including dental and vision insurance coverage, under the group insurance plans maintained by Company (“Benefits Coverage”) in accordance with the terms of the applicable plans and to the extent that you had elected such coverage prior to the Separation Date. Following the Benefits Period, you and/or your eligible family members may have the right, in accordance with and subject to the Consolidated Omnibus Budget Reconciliation Act, as amended (“COBRA”), to elect to continue Benefits Coverage for such period of time as required under COBRA and at your expense (subject to any premium subsidy required under applicable law). In the event of a Special Termination, subject to your timely COBRA coverage election and your execution of an irrevocable Release, Company shall directly pay your monthly COBRA premium in full for the first twelve (12) months of your COBRA continuation period (the “COBRA Subsidy”).
(g)In the event that you have provided nine (9) months’ advance written notice to Company prior to your resignation other than for Good Reason (a “Qualifying Resignation without Good Reason”), subject to your execution of a Release, Company shall pay you the Pro Rata Bonus for the fiscal year of the termination of your employment, payable at such time as annual bonus payments are made to other senior executives of Company in respect of such fiscal year.
(h)In the event your employment terminates due to your resignation from your employment other than for Good Reason and not pursuant to a Qualifying Resignation without Good Reason, such resignation is a material breach hereunder and without limitation of other rights or remedies available to Company, Company shall have no further obligations to you under this Agreement or otherwise, except to pay you the Basic Termination Payments.
(i)You shall have no duty to seek substitute employment, and Company shall have no right of offset against any amounts payable to you under this Paragraph 11 with respect to any compensation or fees received by you from any employment obtained or consultancy arrangement entered into by you following your termination of employment with Company.
12.Confidential Matters: You shall keep secret all confidential matters of Company and its affiliates (for purposes of this Paragraph, collectively, “Company”), and shall not disclose them to anyone outside of Company, either during or after your employment with Company, except (a) with Company’s prior written consent; (b) as required by law or judicial process or as permitted by law for the purpose of reporting a violation of law; (c) to your professional advisors to the extent reasonable and necessary; or (d) if such information is widely known to the general public other than as a result of a breach by you of your obligations hereunder. Company hereby informs you, and you hereby acknowledge, in accordance with 18 U.S.C. Section 1833(b), that you may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret where the

Exhibit 10.57
disclosure (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Furthermore, nothing in this Agreement prevents you from making any statement or engaging in any activity to the extent protected by the National Labor Relations Act.
You shall deliver promptly to Company upon termination of your employment, or at any time as Company may request, all confidential memoranda, notes, records, reports and other documents (and all copies thereof) relating to the business of Company which you may then possess or have under your control; provided that you may retain your personal files (i.e., your files not related to Company) and a copy of your address book.
13.Non-Solicitation: While you are employed by Company and for a period of one (1) year thereafter, you shall not, without the prior written consent of Company, directly or indirectly, as an employee, agent, consultant, partner, joint venturer, owner, officer, director, member of any other firm, partnership, corporation or other entity, or in any other capacity: (a) solicit, negotiate with, induce or encourage any recording artist (including a duo or a group), publisher or songwriter who at the time is, or who within the one-year period prior to such time was, either directly or through a furnishing entity, under contract to Company, any of its affiliates or a label distributed by any of them (for purposes of this Paragraph, collectively, “Company”), to end its relationship with Company, to violate any provision of its contract with Company or to enter into an exclusive recording or music publishing agreement with any other party or (b) solicit, negotiate with, induce or encourage any individual who at the time is, or who within the six-month period prior to such time was, an employee of Company in the United States to leave employment with Company or to commence employment with any other party.
14.Results and Proceeds of Employment: You acknowledge that Company shall own all rights of every kind and character throughout the world in perpetuity in and to any material and/or ideas written, suggested or in any way created by you within the scope of your employment and all other results and proceeds of your services hereunder, including all copyrightable material created by you. You agree to execute and deliver to Company such assignments or other instruments as Company may require from time to time to evidence Company’s ownership of the results and proceeds of your services.
15.Indemnity: Company agrees to indemnify you against expenses (including final judgments and amounts paid in settlement to which Company has consented in writing, which consent shall not be unreasonably withheld) in connection with third-party litigation against you arising out of the performance of your duties hereunder; provided that (a) the foregoing indemnity shall only apply to matters for which you perform your duties for Company in good faith and in a manner you reasonably believe to be in or not opposed to the best interests of Company and not in contravention of the instructions of any senior officer of Company and (b) you shall have provided Company with prompt notice of the commencement of any such litigation. Company will provide defense counsel selected and paid for by Company. You agree to cooperate in connection with any such litigation.
16.Notices: All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by prepaid courier, or mailed first-class, postage prepaid, by registered or certified mail, return receipt requested or via email as follows:

Exhibit 10.57

TO YOU:	TO COMPANY:

At your address on file with Company	Warner Music Inc. 1633 Broadway New York, NY 10019 Attn: General Counsel

Either you or Company may change the address to which notices are to be sent by giving written notice of such change of address to the other in the manner herein provided for giving notice.
17.Miscellaneous:
(a)Representations and Warranties: You represent and warrant as follows: (i) you are free to enter into this Agreement and to perform each of the terms and covenants hereunder; (ii) you are not restricted or prohibited, contractually or otherwise, from entering into and performing under this Agreement and that your execution of and performance under this Agreement is not a violation or breach of any other agreement; and (iii) you have not disclosed to Company or its affiliates any proprietary information or trade secrets of any former employer or of your current employer (if applicable). You represent and warrant that you have disclosed to Company all restrictive covenants in favor of any prior employer to which you are subject as of the Start Date and, except to the extent so disclosed, your most recent employer has agreed to release you from all contractual commitments effective no later than the Start Date. Upon request of Company, you shall provide or have provided as of the date hereof, Company with a copy of any release document signed by your current employer. You further covenant that you shall not enter into any other agreements (including an extension or amendment of any agreement) that would restrict or prohibit you from entering into or performing under this Agreement.
(b)Company Policies: You acknowledge and agree that while you are employed by Company you shall comply with WMG Corp.’s Code of Conduct (or any successor document) and other corporate policies including the requirements of WMG Corp.’s compliance and ethics program, each as in effect from time to time, of which you are made aware.
(c)Remedies: You acknowledge that services to be rendered by you under this Agreement are of a special, unique and intellectual character which gives them peculiar value, and that a breach or threatened breach of any provision of this Agreement, particularly a violation by you of the notice requirement in Paragraph 2 or any of your covenants contained in this Agreement (including the provisions of Paragraphs 4, 12, 13 and 14), will cause Company immediate irreparable injury and damage which cannot be reasonably or adequately compensated in damages in an action at law. Accordingly, without limiting any right or remedy which Company may have in such event, you specifically agree that Company shall be entitled to seek injunctive relief to enforce and protect its rights under this Agreement. The preceding sentence shall not be construed as a waiver by Company of any rights which Company may have to damages or any other remedy or by you as a waiver by you of any rights which you may have to offer fact-based defenses to any request made by Company for injunctive relief.
(d)Complete Agreement: This Agreement sets forth the entire agreement and understanding of the parties hereto, and supersedes and terminates any and all prior agreements, arrangements and understandings. No representation, promise or inducement has been made by either party hereto that is not embodied in this Agreement, and neither party hereto shall be bound by or liable for any alleged representation, promise or inducement not herein set forth.

Exhibit 10.57
(e)Execution in Counterparts: This Agreement may be executed in two or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by email or other electronic transmission method, and signatures created or transmitted by electronic means, including DocuSign (or any other signature complying with the federal ESIGN Act of 2000 or any applicable Uniform Electronic Transactions Act or Electronic Signatures and Records Act), PDF or JPEG, shall constitute original signatures, shall be deemed to have been duly and validly created and delivered, and shall be valid and binding for all purposes.
(f)Severability: If any provision of this Agreement or the application thereof is held to be wholly invalid, such invalidity shall not affect any other provisions or the application of any provision of this Agreement that can be given effect without the invalid provisions or application, and to this end the provisions of this Agreement are hereby declared to be severable.
(g)Assignment: The provisions of this Agreement shall inure to the benefit of the parties hereto, their heirs, legal representatives, successors and permitted assigns. This Agreement, and your rights and obligations hereunder, may not be assigned by you. By operation of law or otherwise, Company may assign its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or a substantial portion of the stock or assets of Company, or to any direct or indirect parent of Company.
(h)Amendments: This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms or covenants hereof may be waived, only by a written instrument executed by both of the parties hereto, or in the case of a waiver, by the party hereto waiving compliance. Neither the continuation of employment nor any other conduct shall be deemed to imply a continuing obligation of Company to employ you at any time or for any period (including for the notice period set forth in Paragraph 2, if applicable). The failure of either party hereto at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party hereto of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.
(i)Governing Law: This Agreement shall be governed by and construed according to the laws of the State of New York as applicable to agreements executed in and to be wholly performed within such State. Exclusive jurisdiction of any dispute, action, proceeding or claim arising out of or relating to this Agreement shall lie in the state or federal courts in the State of New York, located in New York County.
(j)JURY TRIAL WAIVER: IN THE UNLIKELY EVENT THAT DIFFERENCES ARISE BETWEEN THE PARTIES HERETO RELATING TO OR ARISING FROM THIS AGREEMENT THAT ARE NOT RESOLVED BY MUTUAL AGREEMENT, THE PARTIES HERETO AGREE NOT TO DEMAND A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM IN ORDER TO FACILITATE A JUDICIAL RESOLUTION AND SAVE TIME AND EXPENSE.
(k)Withholding and Taxes: All payments made to you hereunder shall be subject to applicable withholding, social security taxes and other ordinary and customary payroll deductions, including medical and other insurance premiums.
(l)Interpretation: The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. The words (i) “include,” “includes” and “including”

Exhibit 10.57
shall be deemed to be followed by the phrase “without limitation,” and (ii) “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof.
18.Section 409A: This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (including the regulations and guidance promulgated thereunder, “Section 409A”) and shall be interpreted in a manner intended to comply with Section 409A. Amounts payable under this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions set forth in Treas. Reg. Section 1.409A-1(b)(4) (“short-term deferrals”) and Treas. Reg. Section 1.409A-1(b)(9) (“separation pay plans”) and other applicable provisions of Treas. Reg. Section 1.409A-1 through A-6. References under this Agreement to a termination of your employment shall be deemed to refer to the date upon which you have experienced a “separation from service” within the meaning of Section 409A. Notwithstanding anything herein to the contrary, (a) if at the time of your separation from service with Company you are a “Specified Employee” as defined in the WMG Corp. Section 409A Specified Employee Policy as then in effect, payment of any “nonqualified deferred compensation” amounts (within the meaning of Section 409A and after taking into account all exclusions applicable to such payments under Section 409A) required to be made to you upon or as a result of your separation from service shall be delayed (without any reduction in such payments or benefits ultimately paid or provided to you) to the extent necessary to comply with and avoid the imposition of taxes, interest and penalties under Section 409A until the first payroll following the six-month anniversary of your separation from service, at which point all payments delayed pursuant to this Paragraph shall be paid to you in a lump sum and (b) if any other payments of money or other benefits due to you hereunder could cause the imposition of any accelerated or additional taxes, interest or penalties under Section 409A, such payments or other benefits shall be deferred if deferral shall make such payment or other benefits compliant under Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by Company, that does not cause such an accelerated or additional tax. To the extent any reimbursements or in-kind benefits due to you under this Agreement constitute “deferred compensation” under Section 409A, any such reimbursements or in-kind benefits shall be paid to you in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A. For the avoidance of doubt, any continued health benefit plan coverage that you are entitled to receive following your termination of employment is expected to be exempt from Section 409A and, as such, shall not be subject to delay pursuant to this Paragraph.
If the foregoing correctly sets forth our understanding, please sign below and return this Agreement to Company.

Very truly yours,

WARNER MUSIC INC.

By:    /s/ Paul Robinson
Name:    Paul Robinson

Accepted and Agreed:

/s/ Bryan Castellani
Bryan Castellani

Exhibit 10.57